Exhibit 99.1

New York, New York, August 4, 2004 (NASDAQ: NTLI)

ntl Incorporated announces results for three months and six months ended June 30, 2004

•                  Combined segment profit margin expansion continues on strong path

•                  ntl’s Q2 2004 performance demonstrates solid progress over Q2 2003: continued growth in customers, revenues, segment profit and cash flow from operations

•                  ntl: Home now serving over 3m customers in the UK

•                  Exceeded target customer penetration with 60,500 net customer adds and 115,700 additional RGUs achieved in ntl: Home during Q2 2004

•                  Consolidated revenues up 6.0 per cent to £584.4m and ntl: Home revenues up 7.7 per cent to £397.8m compared to Q2 2003

•                  Combined segment profit up 17.3 per cent to £202.4m and margins expanded 330 basis points to 34.6 per cent compared to Q2 2003

•                  Q2 2004 net loss of £249.8m includes the £162.3m loss on extinguishment of debt of which £155.8m represents the non-cash write-off of previously capitalised and unamortized financing costs and discounts relating to repaid debt

Financial Highlights	£
(In millions)	Q2-2004	Q2-2003

Revenues
Home	397.8	369.5
Business	66.8	71.2
Broadcast	72.6	64.8
Carriers	29.3	27.4
Ireland	17.9	18.4

Total revenues	584.4	551.3

Segment profit (loss)
Home	176.2	163.7
Business	26.5	24.0
Broadcast	33.6	26.9
Carriers	23.4	23.3
Ireland	6.1	5.6
Shared Services — services*	(58.5)	(68.5)

	207.3	175.0
Shared Services - stock based compensation expense (SBCE)*	(4.9)	(2.5)

Combined segment profit	202.4	172.5

Combined segment profit margin %	34.6%	31.3%

Operating income (loss)	(7.0)	(51.0)

Net (loss)	(249.8)	(160.3)

* Shared Services consists of two components: services and stock based compensation expense and totalled £63.4 million in Q2 04 and £71.0 million in Q2 03.  For a description of the services component please see p10, and for the SBCE component, please see p11.

New York, New York (August 4, 2004) - ntl Incorporated (NASDAQ: NTLI) announced today its second quarter 2004 results.  Commenting on the results, Simon Duffy, Chief Executive Officer of ntl, said:

“ntl continues to achieve substantial progress on its stated objectives of increased market penetration, revenue growth, margin expansion, and enhanced cash flow.  The progress in the second quarter is particularly satisfying given the continued execution on major initiatives such as our call centre consolidation and Harmony implementation.

For the fourth consecutive quarter, ntl: Home delivered net customer additions (of 60,500) in excess of the 50,000 per quarter needed to achieve its goal of around 50 per cent customer penetration of marketable homes by the end of 2008.

ntl: Home continued on its growth path, although offsetting the growth this quarter were one-time adjustments to analogue television and off-net revenues, the seasonally lower telephony usage and the impact of a BT change in interconnect pricing.  Together, these factors reduced ntl: Home revenue by approximately £7.0 million ($12.8 million).

ntl: Business revenues were also affected by seasonality quarter over quarter, where traditionally high first quarter public sector spend was not repeated in the second quarter.  ntl: Business revenues were also unfavourably impacted by the delayed timing of project work.

The growth in customers and RGUs, combined with gains in efficiency, resulted in a 130 basis point expansion in margins over Q1 2004, and a 330 basis point expansion in margins over Q2 2003, to 34.6 per cent.

The financial results achieved are particularly noteworthy given the continued progress towards delivery of our restructuring initiatives.  During the second quarter we closed a second operations centre and announced two further call centre closures as well as the outsourcing of our technical service bureau.

As I look to the second half of 2004, I expect continued progress on all four of our stated objectives.  This reflects an improving sales pipeline, the expected delivery of product enhancements, the already announced price increases in ntl: Home and the continued execution of our key restructuring initiatives.”

Group Highlights

Quarter ended June 30, 2004

Revenue

Second quarter consolidated revenues increased by 6.0 per cent to £584.4 million ($1,055.5 million) from £551.3 million ($892.5 million) for the same period of 2003.

The revenue increase was mainly associated with the net addition of 324,500 broadband customers and 139,800 telephony customers (after the data cleanse) in ntl: Home, where revenues increased by £28.3 million or 7.7 per cent to £397.8 million ($718.4 million).  ntl: Broadcast increased revenues by £7.8 million or 12.0 per cent over the prior period, primarily due to an increase in project revenues. These increases were partly offset by lower revenues in ntl: Business where low margin or negative margin revenues were discontinued as part of the division’s 2003 restructuring.

Combined segment profit

Second quarter combined segment profit increased by 17.3 per cent to £202.4 million ($365.7 million) from £172.5 million ($279.4 million) for the same period of 2003.

This improvement was led by ntl: Home where segment profit increased by £12.5 million over Q2 2003 as a result of increased revenues which were partly offset by higher programming costs and sales and marketing expense.  ntl: Broadcast increased segment profit by £6.7 million primarily due to increased revenues.  In addition, savings totalling £10.0 million were realised in ntl: Shared Services compared with the prior period, primarily as a result of property rationalisation and facilities contract renegotiations together with the IBM contract renegotiation in Q3 2003.  The increases to combined segment profit were partly offset by a higher stock based compensation expense in Q2 2004.

Operating and net loss

Second quarter operating loss was £7.0 million ($12.7 million), compared to a £51.0 million ($82.6 million) operating loss for the second quarter of 2003.  The improvement mainly results from the £29.9 million expansion in combined segment profitability and lower depreciation expense.

Second quarter net loss of £249.8 million ($448.5 million) includes the £162.3 million ($290.1 million) loss on the extinguishment of debt of which £155.8 million ($278.7 million) represents the non-cash write down of previously capitalised and unamortized financing costs and discounts resulting from the successful debt refinancing in the quarter. Second quarter net loss also reflects a reduction in interest payments and the margin improvement described above.

Fixed asset additions (accrual basis)

To provide comparable data to the US Cable industry, and in accordance with NCTA (National Cable & Telecommunications Association) reporting guidelines*, ntl has allocated fixed asset additions (accrual basis) to the standard NCTA reporting categories.

Second quarter fixed asset additions were £69.3 million ($125.4 million) of which approximately 56 per cent related to ntl: Home projects and 24 per cent related to ntl: Shared Services.

Overall, about 80 per cent of ntl’s NCTA fixed asset additions continue to be growth oriented, with the largest component related to customer premise equipment (CPE), in support of ntl: Home’s continued customer growth.  The lower cost of set top boxes and cable modems combined with the better utilisation of second-hand, refurbished set top boxes have enabled ntl: Home to reduce the CPE per gross addition in Q2 2004 over the prior period.

Support capital includes £9.6 million ($17.3 million) associated with ntl’s Harmony billing system integration programme together with other IT costs.

We expect to spend between £300.0 million ($545.0 million) and £350.0 million ($635.0 million) on fixed asset additions for the full year of 2004.

(figures in millions) unaudited	Q2 2004				Q2 2003
	£		$		£	$
UK Fixed Asset Additions (Accrual Basis)
NCTA Fixed Asset Additions (Accrual Basis)
CPE	27.5		49.6		34.1	55.2
Scaleable Infrastructure	15.4		27.7		10.9	17.7
Commercial	5.7		10.3		10.5	16.9
Line Extensions	(0.2	)(1)	(0.3	)(1)	0.5	0.8
Upgrade/Rebuild	2.0		3.7		2.1	3.5
Support Capital	12.0		21.7		9.9	16.0
Total NCTA Fixed Asset Additions (Accrual Basis)	62.4		112.7		68.0	110.1
Non NCTA Fixed Asset Additions (Accrual Basis) Broadcast/Other	4.0		7.4		1.5	2.5
Total UK Fixed Asset Additions (Accrual Basis)	66.4		120.1		69.5	112.6

Ireland	2.9		5.3		2.7	4.4
Total Fixed Asset Additions (Accrual Basis)	69.3		125.4		72.2	117.0

(1) includes the release of prior period accruals no longer required

* ntl is not a member of the NCTA and is providing this information solely for comparative purposes.

Cash and cash equivalents

At June 30, 2004, cash and cash equivalents were £101.5 million ($183.9 million).

For the use of non-GAAP financial measures please reference pages 19-22.

Segment Review

ntl: Home

ntl: Home provides bundled products and services including local and long distance telephone services, digital and analogue cable television, and a range of broadband and dial-up internet services, to an addressable market of 7.8 million households in the UK.

Overall, revenue increased by 7.7 per cent to £397.8 million ($718.4 million) in Q2 2004 from £369.5 million ($598.2 million) in Q2 2003.  Year over year revenue growth can be directly attributed to an additional 511,100 RGUs (after the data cleanse) compared with the prior period, with a higher proportion of Talk Plan telephony subscribers and a higher number of broadband subscribers in the customer mix.

In the second quarter ntl: Home added approximately 60,500 net customers, ending the quarter with 2,981,500 customers, an 8.3 per cent increase from Q2 2003.  ntl: Home recently passed the 3 million customer milestone demonstrating that it is well on track to achieve its target of around 50 per cent customer penetration of marketable homes by the end of 2008.  In addition, ntl: Home added 115,700 RGUs (after the data cleanse) in Q2 2004 ending the quarter with 5,752,600 RGUs, a 9.8 per cent increase from Q2 2003.

ntl: Home continued to increase on-net revenues, adding £3.1 million ($5.7 million) over Q1 2004.  Incremental customer additions and RGUs drove this sequential revenue growth by approximately £7.0 million ($12.8 million).  This growth was partly offset by a one-time adjustment to analogue television revenue and lower interconnect rates associated with a BT pricing change.  In addition, revenue growth was also impacted by the seasonally lower telephony usage that resulted from the four bank holidays in the quarter, compared to only one in Q1 2004.

Q2 off-net revenues decreased by £2.9 million ($5.3 million) from Q1 2004, mainly due to the disconnection of non-paying customers which drove the reduction in the number of customers by 42,700 to 100,600.  The drop in off-net revenue had a limited impact on segment profit due to the reversal of the corresponding bad debt provision.

Improved customer mix, in particular the increased penetration of broadband from 27.8 per cent of the customer base for Q2 2003 to 36.5 per cent for Q2 2004 contributed to average revenue per user (ARPU) of £41.38 in the second quarter, an increase of £0.34 over Q2 2003.  ARPU declined £0.53 over Q1 2004 primarily due to the mainly non-recurring adjustments discussed above and second quarter seasonality. Consistent with 2003, we expect ARPU to increase in the second half of 2004, reflecting two scheduled price rises and further improvements in the customer mix.  We believe that this will result in a 1-2 per cent growth in ARPU for Q4 2004 compared to Q4 2003.

In support of our ARPU expectations in the second half of 2004, ntl: Home is communicating to its customers that, in addition to the June 1 price changes, it will be raising digital television prices from September 1, 2004, in response to BSkyB’s recently announced increase in programming costs.

ntl: Home segment profit increased by 7.6 per cent to £176.2 million ($318.2 million) in Q2 2004 from £163.7 million ($265.1 million) in Q2 2003.  This increase is mainly due to the higher broadband and Talk Plan telephony revenues that were partly offset by increased programming costs, higher repair costs associated with the recycling of set top boxes and a reduction in capitalised overheads.

Second quarter 2004 monthly churn rose slightly to 1.2 per cent, which was mainly due to a higher number of customers moving outside our network area.  In addition, we expect that students leaving for university vacations and the continued trend of customers moving house during the summer months will affect churn in Q3 2004.

During the second quarter, the ongoing data cleanse exercise associated with the Harmony billing system integration programme identified and adjusted approximately 2,200 incorrectly classified customers and approximately 800 incorrectly classified RGUs.  We may need to make further adjustments to customer and RGU numbers as the Harmony programme continues in 2004.

The number of broadband customers increased by approximately 59,900 to 1,088,900 (after the data cleanse) in the second quarter.  In addition, 6,800 customers have signed up to ntl: Home’s 60 day free trial, most of whom we expect to become paying customers once the promotional period has expired.  We remain on track to achieve our full-year growth target of between a 25 to 30 per cent increase in broadband subscribers.

ntl: Home increased second quarter on-net telephone customers by 35,100 to 2,593,100 (after the data cleanse), compared to an increase of 27,000 in Q2 2003.  In addition, ntl: Home increased the number of television customers by 20,700 during the second quarter to 2,070,600 (after the data cleanse), compared to a loss of 14,900 television customers in Q2 2003.  Approximately 37,900 (after the data cleanse) digital television customers were added during the second quarter resulting in approximately 68 per cent of cable television subscribers now taking digital services.

ntl: Home – summary customer statistics:

000s	Q2-2004		Q1-2004		Q4-2003		Q3-2003		Q2-2003
On-net
Opening Customers (1)	2,923.2		2,867.9		2,809.5		2,753.3		2,713.5
Data cleanse (2)	(2.2)		(6.2)		0		0		0
Opening customers post data cleanse	2,921.0		2,861.7		2,809.5		2,753.3		2,713.5
Customer additions	166.5		160.3		153.9		158.5		129.3
Customer disconnects	106.0		98.8		95.5		102.3		89.5
Net customer movement	60.5		61.5		58.4		56.2		39.8
Closing Customers (1)	2,981.5		2,923.2		2,867.9		2,809.5		2,753.3
Churn (3)	1.2%		1.1%		1.1%		1.2%		1.1%
Revenue Generating Units (2, 4)	5,752.6		5,636.1		5,497.8		5,364.1		5,240.7
Television	2,070.6		2,048.9		2,023.6		2,009.7		2,022.8
DTV	1,408.7		1,371.0		1,330.0		1,294.8		1,269.7
Telephone	2,593.1		2,558.4		2,525.0		2,489.8		2,453.7
Broadband	1,088.9		1,028.8		949.2		864.6		764.2
RGU/Customer	1.93	x	1.93	x	1.92	x	1.91	x	1.90	x
Internet dial-up and DTV access (5)	293.3		321.1		324.3		332.1		349.1
Broadband 60 day free trial	6.8		0.0		0.0		0.0		0.0
Average Revenue Per User (6)	£41.38		£41.91		£41.96		£41.43		£41.04

(1)                                  Opening and closing customers include master antenna television, or MATV customers.

(2)                                  Data cleanse activity, as part of the harmonisation of billing systems, resulted in a reduction of recorded customers by approximately 2,200 and an increase of RGUs by approximately 800. The data cleanse increased total broadband customers by 200, reduced total telephony customers by 400 and increased total television customers by 1,000.  We anticipate that there may be similar adjustments to customer and RGU numbers as the data cleanse progresses during the course of this year.

(3)                                  Monthly customer churn is calculated by taking the total disconnects during the month and dividing them by the average number of customers during the month.  Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter.

(4)                                  Telephone, television and broadband internet subscribers directly connected to our network count as one RGU.  Accordingly, a subscriber who receives both telephone and television service counts as two RGUs.  RGUs may include subscribers receiving some services at a reduced rate in connection with incentive offers. The 6,800 60 day free trial broadband customers are excluded from the RGU numbers. NCTA reporting guidelines for the US Cable industry do not recognise dial-up internet customers as RGUs, although they are revenue generating for ntl.

(5)                                  Dial-up internet subscribers have been adjusted to exclude metered customers who have not used the service for 30 days or more. The data cleanse activity reduced dial-up internet customers by approximately 20,000.

(6)                                  Average Revenue Per User is calculated on a monthly basis by dividing total revenues generated from the provision of telephone, cable television and internet services to customers who are directly connected to our network in that month, exclusive of VAT, by the average number of customers in that month.  Quarterly ARPU is an average of the three months in that quarter.

ntl: Business

ntl: Business provides a range of voice, data and internet products and services to private and public sector organisations.

ntl: Business revenues decreased by 6.2 per cent to £66.8 million ($120.5 million) in Q2 2004 from £71.2 million ($115.3 million) in Q2 2003.  The decrease in revenue was primarily due to the reduction of lower-margin revenues resulting from the restructuring of the division to focus on profitability during 2003.

After completing its restructuring in 2003, ntl: Business has focussed on growing revenues.  Several initiatives have been implemented during the first half of 2004 in support of this objective.  These include:

•                  the expansion of the sales force with a particular focus on higher-margin data product contract wins; and

•                  the creation of a Small Business Unit to focus on the SME market for medium-term growth opportunities.

Early results of these initiatives show ntl: Business winning a number of local government contracts in Q2 2004 including a deal to implement the Northern Ireland Regional Area Network to deliver high speed broadband links between 23 educational institutions.  Also in the second quarter, ntl: Business won the contract to provide a WAN solution to the Royal National Lifeboat Institute (RNLI) utilizing ntl's Broadband Power, IP Net and Ether Point to Point products to enhance the RNLI’s call-out system for mobilising lifeboats in an emergency.  In addition, we are experiencing attractive growth in the sales pipeline which we believe will produce additional growth later this year and in 2005.

ntl: Business segment profit increased by 10.4 per cent to £26.5 million ($47.8 million) in Q2 2004 from £24.0 million ($38.8 million) in Q2 2003.  This increase was primarily a result of reduced associate costs, lower bad debt charges and the lower repairs and maintenance required following the closure of the Viatel network. The increase in segment profit has been partly offset by lower capitalised overheads and an increase in sales and marketing expense as ntl: Business focuses on new customer acquisitions.

ntl: Broadcast

Through its three divisions: Media Solutions, Wireless Solutions and Public Safety, ntl: Broadcast provides digital and analogue television and radio broadcast transmission services, network management, tower site rental and satellite and media services as well as communications support to public safety organisations in the UK.

ntl: Broadcast revenues increased by 12.0 per cent to £72.6 million ($131.3 million) in Q2 2004 from £64.8 million ($104.9 million) in Q2 2003.  This was primarily a result of the continued rollout of digital radio services, new satellite distribution contracts and an increase in project revenues, in particular for public safety contracts.

ntl: Broadcast segment profit increased by 24.9 per cent to £33.6 million ($60.8 million) in Q2 2004 from £26.9 million ($43.6 million) in Q2 2003.  This was mainly due to the increased revenues described above together with a £1.8 million ($3.3 million) Local Authority rates rebate.

ntl: Broadcast achieved a higher than usual segment profit margin of 46.3 per cent in the second quarter mainly due to the rates rebate described above.  We expect a more typical low to mid 40s per cent segment profit margin in the second half of 2004.

ntl: Broadcast has consistently grown revenues and segment profit year over year and is focussed on a number of opportunities to support continued growth.  With 75% market share in public safety radio communications support services, ntl: Broadcast is in a strong position to take advantage of increased government investment in public safety contracts.  In addition, the Media Solutions group’s recent lease of a transponder on the Eurobird satellite will enable ntl: Broadcast to offer end-to-end services for TV channels, as satellite capacity becomes scarcer.  Meanwhile, the Wireless Solutions group’s development of inbuilding and CityCell mobile networks positions ntl: Broadcast well for anticipated 3G rollout.

Media Solutions added £44.9 million ($81.4 million) to the order book in Q2 2004 as the media market shows signs of recovery.  New orders include the installation of a new multiplex system for digital terrestrial television operator SDN at ntl's playout and studio centre in West London and the provision of additional compression and uplinking services for ITV.  The Media Solutions Radio group maintained its more than 90% share in digital commercial radio multiplexing and transmission services.  In the second quarter, Digital One signed a contract with ntl for 10 transmitters and power increases at 18 existing sites.  Analogue radio continues to offer long term business with both The Wireless Group and the GWR Group renewing their analogue transmission contracts for approximately eight additional years.

Following the Wireless Solutions group’s successful deployment of mobile operator O2 on ntl: Broadcast’s CityCell shared cellular system, three other mobile operators have commenced 2G/3G trials during the quarter on the Glasgow system.

The Public Safety group secured orders worth £10.8 million ($19.6 million) to the order book in the second quarter.  These included a contract from Warwickshire Police for a new Command & Control installation and an order from the Metropolitan Police for mobile data support.

ntl: Carriers

ntl: Carriers provides a range of wholesale telecommunications services supporting voice, data and mobile operators.  Products include network design and build, voice transit and termination, managed infrastructure services such as fibre and co-location along with retail products such as leased lines.

ntl: Carriers revenues increased by 6.9 per cent to £29.3 million ($52.8 million) in Q2 2004 from £27.4 million ($44.4 million) in Q2 2003.  This was mainly due to low-margin voice minutes growth.

ntl: Carriers segment profit remained flat at £23.4 million ($42.2 million) in Q2 2004 compared to £23.3 million ($37.7 million) in Q2 2003 due to low margin voice revenue growth in a highly price competitive market.

ntl: Ireland

ntl: Ireland offers digital and analogue television to homes in its network areas of Dublin, Waterford and Galway.  It also offers broadband and telephone services in parts of Dublin.  In addition, ntl: Ireland also offers a full range of business telecommunication services including voice, data and internet products.

ntl: Ireland continued to improve its financial performance during the second quarter.

ntl: Ireland revenues decreased by 2.7 per cent to £17.9 million ($32.5 million) in Q2 2004 from £18.4 million ($29.7 million) in Q2 2003.  The reduction in revenues was entirely due to Euro to sterling exchange rate movements.  Underlying Euro revenues increased by 2.7 per cent due to several factors including price increases and improved business revenues.

ntl: Ireland segment profit increased by 8.9 per cent to £6.1 million ($11.0 million) in Q2 2004 from £5.6 million ($9.0 million) in Q2 2003.  Local currency segment profit increased by 13.8 per cent reflecting improvements in gross margins, continued reduction in bad debt charges and other operating cost efficiencies.  This increase was partly offset by the inclusion in Q2 2003 of a cost benefit resulting from the successful renegotiation of a major supplier contract that was not repeated in Q2 2004.

In Q2 2004, residential customer numbers remained unchanged at approximately 341,200 (including MMDS). Digital television customers grew by approximately 3,800 to 82,200. The programme to migrate all MMDS customers to digital was successfully concluded during the second quarter.  Monthly customer churn was reduced significantly from 1.2 per cent in Q2 2003 to 0.7 per cent in Q2 2004.

During Q2 2004, ntl: Ireland also announced a major investment programme to enable its network for broadband.  It is estimated that approximately 100,000 homes will be broadband enabled by the end of 2004.

Shared Services

Shared Services predominantly support our UK operations, with ntl: Ireland being largely self-sufficient.  Shared Services consists of two components: services and stock based compensation expense (SBCE).  The services component is further divided into networks and central support and IT.

In Q2 2004, Shared Services totalled £63.4 million ($114.3 million), (£58.5 million or $105.5 million of services and £4.9 million or $8.8 million of SBCE).  In Q2 2003, Shared Services totalled £71.0 million ($114.8 million), (£68.5 million or $110.9 million of services and £2.5 million or $3.9 million of SBCE).

The majority of the networks portion of Shared Services cost relates to the day-to-day running of the network, with the remainder comprising data and voice capacity management and, to a lesser degree, architecture and standards.

The central support and IT portion of Shared Services comprises a range of functions including group site services, finance, human resources, supply chain, legal affairs, risk assurance, communications, IT and US corporate costs.

The services component costs decreased by 14.6 per cent to £58.5 million ($105.5 million) in Q2 2004, from £68.5 million ($110.9 million) in Q2 2003.  This improvement is primarily due to the lower property and facility costs, as a result of property rationalisation and reduced facility costs in central support, reduced IBM and other costs in IT and a one-time employment tax adjustment of £1.6 million ($2.9 million).

ntl continues to recognise the provisions of FASB Statement No.123, Accounting for Stock-Based Compensation, which has been and will be applied to all employee stock awards granted, modified, or settled after January 1, 2003.  Stock based compensation expense increased in Q2 2004 following the approval of the stock awards plan at our annual meeting of shareholders in May 2004.

Other Matters

Refinancing

In April 2004, ntl issued £811 million equivalent of new senior notes and entered into a new £2.425 billion senior credit facility, including a £250 million revolving facility which is currently undrawn.  Proceeds from the senior note offering, in conjunction with cash on hand and the funding under the new credit facility were used to repay in full the previous senior credit facility and to redeem the outstanding ntl Triangle debentures due 2007 and the Diamond Holdings notes due 2008.  As a result of the repayment of ntl’s previous debt prior to its scheduled maturity, mainly non-cash costs of £162.3 million ($290.1 million) were written off during the second quarter of 2004.

General syndication of the senior credit facility was completed during the second quarter.

During Q2 2004, hedging for exchange risk on the dollar denominated bonds was increased to 75 per cent of the principal value of the senior notes, for five years from issue date.  The coupon payments were previously hedged.  During the quarter £1.2 billion of floating rate debt was fixed for a period of three years ending April 14, 2007, following which, approximately two thirds of the total outstanding debt is now at a fixed rate.

Call centre consolidation

Other charges of £14.8 million ($26.9 million), representing restructuring costs, were made during Q2 2004.  These charges include £12.4 million ($22.6 million) relating to the approximately 2,300 redundancies that are expected to be made as a result of the call centre consolidation.  To ensure that a smooth transition in the consolidation process is effected, we anticipate that approximately 1,600 staff will be recruited for the remaining call centres.  After this transitional period further efficiencies will be made in 2005 and onwards, ultimately enabling ntl to deliver a higher level of customer service with 1,500 fewer staff.  Total costs of the consolidation programme are expected to be approximately £25.0 million ($45.3 million).

Senior Management Appointment

ntl has appointed Bryan Hall as General Counsel and Company Secretary.  As general counsel of the Company, Bryan is responsible for managing ntl's in-house lawyers and outside counsel on all legal issues and affairs involving the Company, as well as providing legal advice to ntl and its board of directors.

Bryan has over 15 years experience as a corporate lawyer in New York.  Most recently Bryan was a partner in the corporate department at Fried, Frank, Harris, Shriver & Jacobson LLP in New York, specializing in public and private acquisitions and acquisition financings.  He joined Fried Frank in 1997 as an associate attorney before his promotion to partner in 2000.

REVENUE SUMMARY (in £ millions) (unaudited)

	Q2- 2004	Q1 -2004	Q4-2003	Q3-2003	Q2-2003

HOME
On-Net	£366.3	£363.2	£358.1	£345.5	£336.1
Wholesale & Off-Net	31.5	35.2	32.6	26.3	33.4
Total	397.8	398.4	390.7	371.8	369.5

BUSINESS	66.8	69.2	66.5	69.4	71.2

BROADCAST
Media	40.7	39.9	42.2	40.4	39.7
Wireless	12.4	11.0	12.2	11.1	10.8
Public Safety	19.5	20.5	17.5	16.1	14.3
Total	72.6	71.4	71.9	67.6	64.8

CARRIERS	29.3	28.5	28.9	28.5	27.4

IRELAND	17.9	17.5	18.7	17.9	18.4

TOTAL REVENUES	£584.4	£585.0	£576.7	£555.2	£551.3

SEGMENT PROFIT (LOSS) SUMMARY (in £ millions) (unaudited)

	Q2-2004	Q1-2004	Q4-2003	Q3-2003	Q2-2003

HOME
On-Net	£169.2	£168.2	£171.5	£164.1	£152.5
Wholesale & Off-Net	7.0	8.5	10.6	12.4	11.2
Total	176.2	176.7	182.1	176.5	163.7

BUSINESS	26.5	26.2	32.6	26.9	24.0

BROADCAST
Media	23.3	20.3	22.1	20.1	19.6
Wireless	7.0	6.1	6.6	5.6	5.2
Public Safety	3.3	3.5	3.5	2.5	2.1
Total	33.6	29.9	32.2	28.2	26.9

CARRIERS	23.4	22.9	23.1	23.9	23.3

IRELAND	6.1	6.1	7.4	7.5	5.6

SHARED SERVICES*
Services component:
Networks	(14.1)	(16.2)	(13.6)	(14.0)	(14.6)
Central Support/IT	(44.4)	(48.8)	(55.8)	(46.9)	(53.9)
Total	(58.5)	(65.0)	(69.4)	(60.9)	(68.5)

Stock based compensation expense component**	(4.9)	(1.9)	(3.4)	(2.0)	(2.5)

COMBINED SEGMENT PROFIT	£202.4	£194.9	£204.6	£200.1	£172.5

* Shared Services consists of two components: services and stock based compensation expense.

** Stock based compensation expense component includes stock options and restricted stock.  Prior periods have been adjusted to remove this expense and show it separately.

The reporting currency for the company is the U.S. dollar, however, the functional currencies of our subsidiaries are the British Pound Sterling and the Euro.  Unless otherwise disclosed, all amounts in U.S. dollars as of June 30, 2004 are based on an exchange rate of $1.8126 to £1, all amounts disclosed for the six months ended June 30, 2004 are based on an average exchange rate of $1.8227 to £1 and all amounts disclosed for the six months ended June 30, 2003 are based on an average exchange rate of $1.6108 to £1.  All amounts in U.S. dollars as of December 31, 2003 are based on an exchange rate of $1.7842 to £1.  All rates are based on the noon buying rate in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York.  U.S. dollar amounts for the three months ended June 30, 2003 and 2004 are determined by subtracting the U.S. dollar converted financial result for the three months ended March 31, 2003 and 2004 from the U.S. dollar converted financial result for the six months ended June 30, 2003 and 2004 respectively.  The variation between the 2003 and 2004 exchange rates has impacted the dollar comparisons significantly.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited) (in millions, except per share data)

	Three months ended
	June 30,
	2004	2003

Revenue	$1,055.5	$892.5

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(452.9)	(389.2)
Selling, general and administrative expenses	(236.9)	(223.9)
Other charges	(26.9)	(20.9)
Depreciation	(295.3)	(290.7)
Amortisation	(56.2)	(50.4)
Total costs and expenses	(1,068.2)	(975.1)
Operating income (loss)	(12.7)	(82.6)

Other income (expense)
Interest income and other, net	6.5	3.2
Interest expense	(127.3)	(186.9)
Loss on extinguishment of debt	(290.1)	—
Share of income (loss) from equity investments	1.0	(1.6)
Foreign currency transaction (losses) gains	(25.3)	21.0
(Loss) before income taxes	(447.9)	(246.9)
Income tax (expense)	(0.6)	(12.6)
Net (loss)	$(448.5)	$(259.5)

Basic and diluted net (loss) per common share	$(5.16)	$(4.36)

Average number of shares outstanding	87.0	59.5

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited) (in millions, except per share data)

	Six months ended
	June 30,
	2004	2003

Revenue	$2,131.6	$1,768.4

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(924.2)	(797.8)
Selling, general and administrative expenses	(483.2)	(440.8)
Other charges	(27.8)	(23.8)
Depreciation	(591.8)	(575.1)
Amortisation	(113.3)	(100.2)
Total costs and expenses	(2,140.3)	(1,937.7)
Operating income (loss)	(8.7)	(169.3)

Other income (expense)
Interest income and other, net	9.5	5.9
Interest expense	(265.2)	(363.4)
Loss on extinguishment of debt	(290.1)	—
Share of income (loss) from equity investments	2.2	(1.5)
Foreign currency transaction (losses) gains	(12.4)	17.6
(Loss) before income taxes	(564.7)	(510.7)
Income tax (expense)	(4.1)	(28.8)
Net (loss)	$(568.8)	$(539.5)

Basic and diluted net (loss) per common share	$(6.55)	$(9.07)

Average number of shares outstanding	86.9	59.5

CONDENSED CONSOLIDATED BALANCE SHEET

(in millions, except per share data)

	June 30,	December 31,
	2004	2003
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$183.9	$795.9
Accounts receivable - trade, less allowance for doubtful accounts of $41.1 (2004) and $28.8 (2003)	451.7	405.3
Prepaid expenses	119.6	85.2
Other current assets	39.4	55.8
Total current assets	794.6	1,342.2

Fixed assets, net	7,659.4	7,880.5
Reorganisation value in excess of amounts allocable to identifiable assets	545.6	539.1
Customer lists, net of accumulated amortisation of $338.2 (2004) and $221.9 (2003)	1,084.8	1,178.9
Investments in and loans to affiliates, net	2.0	2.3
Other assets, net of accumulated amortisation of $4.1 (2004) and $70.1 (2003)	236.3	229.8
Total assets	$10,322.7	$11,172.8

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$284.7	$260.0
Accrued expenses	584.9	633.1
Accrued construction costs	34.3	33.6
Interest payable	65.4	194.6
Deferred revenue	287.3	269.9
Other current liabilities	30.3	27.1
Current portion of long-term debt	71.1	2.3
Total current liabilities	1,358.0	1,420.6

Long-term debt, net of current portion	5,431.2	5,728.4

Deferred revenue and other long term liabilities	333.4	325.7
Deferred income taxes	0.2	0.1
Commitments and contingent liabilities

Shareholders' equity
Preferred stock - $.01 par value; authorised 5.0 (2004 and 2003) shares; issued and outstanding none	0.0	0.0
Common stock - $.01 par value; authorised 400.0 (2004 and 2003) shares; issued and outstanding 87.5 (2004) and 86.9 (2003) shares	0.9	0.9
Additional paid-in capital	4,358.5	4,325.0
Unearned stock-based compensation	(31.7)	(15.0)
Accumulated other comprehensive income	395.2	341.3
Accumulated (deficit)	(1,523.0)	(954.2)
Total shareholders' equity	3,199.9	3,698.0

Total liabilities and shareholders' equity	$10,322.7	$11,172.8

CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS

(Unaudited) (in millions)

	Six months ended
	June 30,
	2004	2003

Net cash provided by operating activities	$280.8	$236.4

Investing activities
Purchase of fixed assets	(234.2)	(299.7)
Investments in and loans to affiliates	2.5	2.3
Decrease in other assets	0.0	2.1
Purchase of marketable securities	0.0	(17.1)
Proceeds from sale of assets	4.2	0.0
Proceeds from sale of marketable securities	0.0	22.3
Net cash (used in) investing activities	(227.5)	(290.1)

Financing activities
Proceeds from employee stock options	5.0	0.0
Proceeds from net borrowings, net	5,275.7	0.0
Principal payments on long-term debt	(5,942.2)	(4.8)
Net cash (used in) financing activities	(661.5)	(4.8)

Effect of exchange rate changes on cash and cash equivalents	(3.8)	11.8
(Decrease) in cash and cash equivalents	(612.0)	(46.7)
Cash and cash equivalents, beginning of period	795.9	640.7
Cash and cash equivalents, end of period	$183.9	$594.0

Supplemental disclosure of cash flow information
Cash paid during the period for interest, exclusive of amounts capitalised	$354.2	$245.2

Use of non-US GAAP (Generally Accepted Accounting Principles) Financial Measures

Segment Profit (Loss)

ntl’s primary measure of profit or loss for each of our reportable segments is segment profit (loss). Our management, including our chief executive officer who is our chief operating decision maker, considers segment profit (loss) an important indicator of the operational strength and performance of our reportable segments. Segment profit (loss) for each segment excludes the impact of costs and expenses that do not directly affect our cash flows or do not directly relate to the operating performance of that segment. These costs and expenses include depreciation, amortisation, interest expense, loss on extinguishment of debt, foreign currency transaction gains (losses), share of income (losses) from equity investments, and taxation.

Other charges, including restructuring charges and other losses are also excluded from segment profit (loss) as management believes they are not characteristic of our underlying business operations. Furthermore management believes that some of the components of these charges are not directly related to the performance of a single reportable segment.

Combined Segment Profit

Combined segment profit is not a financial measure recognised under US GAAP. Combined segment profit represents our combined earnings before interest, taxes, depreciation and amortisation, other charges, share of income from equity investments, loss on extinguishment of debt and foreign currency transaction gains (losses), for each of our reportable business segments. This measure is most directly comparable to the US GAAP financial measure net income (loss). Some of the significant limitations associated with the use of combined segment profit as compared to net income (loss) are that combined segment profit does not consider the amount of required reinvestment in depreciable fixed assets, interest expense, gains or losses on foreign currency transactions, income tax expense or benefit and similar items on our results of operations. Combined segment profit also ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. We compensate for these limitations by using combined segment profit to measure profit or loss on a combined divisional basis and not to determine our consolidated results of operations.

We believe combined segment profit is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-US GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our US GAAP results and the reconciliations to net income (loss), shown below, provide a more complete understanding of factors and trends affecting our business. Because non-US GAAP financial measures are not standardised, it may not be possible to compare combined segment profit (loss) with other companies’ non-US GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net income (loss) or other measures of financial performance reported in accordance with US GAAP.

Fixed Asset Additions (Accrual Basis)

ntl’s primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis).  Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets as measured on an accrual basis.  ntl’s business is underpinned by its significant investment in network infrastructure and information technology.  Management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating ntl’s liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations.  Fixed Asset Additions (Accrual Basis) (formerly Capital Expenditure) is most directly comparable to the US GAAP financial measure purchases of fixed assets as reported in the Statement of Cash Flows.  The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchases of fixed assets are (1) Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchases of fixed assets and (2) Fixed Asset Additions (Accrual Basis) excludes capitalised interest.  Management excludes these amounts from Fixed Asset Additions (Accrual Basis) because both are more related to the cash management treasury function than to ntl’s management of fixed asset purchases for long-term operational performance and liquidity.  Management compensates for these limitations by separately measuring and forecasting working capital and interest payments.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with US GAAP accepted in the United States.  These non-US GAAP financial measures reflect an additional way of viewing aspects of ntl’s operations that, when viewed with ntl’s US GAAP results and the accompanying reconciliations to corresponding US GAAP financial measures, provide a more complete understanding of factors and trends affecting ntl’s business.  Management encourages investors to review ntl’s financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

RECONCILIATION OF REVENUE TO US GAAP REVENUE AND

RECONCILIATION OF COMBINED SEGMENT PROFIT TO US GAAP NET LOSS

(Unaudited) (in millions)

	3 months ended June 30, 2004	3 months ended March 31, 2004	3 months ended December 31, 2003	3 months ended September 30, 2003	3 months ended June 30, 2003

Revenue (in £’s)	£584.4	£585.0	£576.7	£555.2	£551.3

Effective exchange rate	1.81	1.84	1.70	1.61	1.61

US GAAP Revenue (in US $'s)	$1,055.5	$1,076.1	$982.7	$894.1	$892.5

Combined Segment Profit (in £’s)	£202.4	£194.9	£204.6	£200.1	£172.5

Effective exchange rate	1.81	1.84	1.70	1.61	1.61

Combined Segment Profit (in US $’s)	$365.7	$358.5	$346.9	$322.4	$279.4

Reconciling items:
Other Charges	(26.9)	(0.9)	(12.7)	(4.2)	(20.9)
Depreciation & Amortisation	(351.5)	(353.6)	(414.6)	(346.7)	(341.1)
Operating income (loss)	(12.7)	4.0	(80.4)	(28.5)	(82.6)
Interest income (expense) and other, net	(120.8)	(134.9)	(188.2)	(183.7)	(183.7)
Loss on extinguishment of debt	(290.1)	—	—	—	—
Share of income (losses) from equity investments	1.0	1.2	1.0	—	(1.6)
Foreign currency transaction (losses) gains	(25.3)	12.9	33.0	3.4	21.0
Income tax benefit (expense)	(0.6)	(3.5)	10.7	18.0	(12.6)

US GAAP net (loss) in (US $)	$(448.5)	$(120.3)	$(223.9)	$(190.8)	$(259.5)

£ Equivalent net loss	£(249.8)	£(65.4)	£(130.2)	£(118.4)	£(160.3)

£ Equivalent operating income (loss)	£(7.0)	£2.2	£(47.4)	£(17.7)	£(51.0)

RECONCILIATION OF

FIXED ASSET ADDITIONS (ACCRUAL BASIS) TO US GAAP PURCHASE OF FIXED ASSETS
(in millions)

unaudited

	3 months ended June 30, 2004	3 months ended March 31, 2004	3 months ended December 31, 2003	3 months ended September 30, 2003	3 months ended June 30, 2003

Fixed Asset Additions (accrual basis) (in £’s)	£69.3	£68.5	£63.6	£58.9	£72.2

Effective exchange rate	1.81	1.84	1.71	1.61	1.61

Fixed Asset Additions (accrual basis) (in US $’s)	$125.4	$125.9	$109.0	$95.0	$117.0

Other items:
Changes in liabilities related to Fixed Asset Additions (accrual basis)	4.1	(21.2)	7.7	62.8	(4.4)
Capitalised interest	—	—	—	—	1.9
Subtotal	4.1	(21.2)	7.7	62.8	(2.5)

Purchase of Fixed Assets (in US $’s)	$129.5	$104.7	$116.7	$157.8	$114.5

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995.  When used herein, the words "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify these forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements.  These factors include those set forth under the caption "Risk Factors" in our form 10-K that was filed with the SEC on March 11, 2004, as well as:

•                  potential adverse developments with respect to our liquidity or results of operations;

•                  our significant debt payments and other contractual commitments;

•                  our ability to fund and execute our business plan;

•                  our ability to generate sufficient cash to service our debt;

•                  the impact of new business opportunities requiring significant up-front investments;

•                  our ability to attract and retain customers, increase our overall market penetration and react to competition from providers of alternative services;

•                  our ability to integrate our billing systems;

•                  our significant management changes since our emergence from Chapter 11 reorganisation;

•                  our ability to develop and maintain back-up for our critical systems;

•                  our ability to respond adequately to technological developments;

•                  our ability to maintain contracts that are critical to our operations;

•                  our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals, and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions;

•                  interest rate and currency exchange rate fluctuations; and

•                  the impact of our recent reorganisation and subsequent organisational restructuring.

We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

For more information contact:

Investor Relations:

US: Patti Leahy, +1 610 667 5554

UK: Virginia Ramsden, +44 (0)20 7967 3338

Media:

Alison Kirkwood, +44 (0)1256 752662 / (0)7788 186154

Buchanan Communications

Richard Oldworth or Jeremy Garcia, +44 (0)20 7466 5000

There will be a conference call to analysts and investors today at 08.30 EDT/ 13.30 UK time. Analysts and investors can dial in to the presentation by calling + 1 334 323 6201 in the United States or + 44 (0)20 7162 0025 or international access or via a live webcast of the conference call and presentation on the Company's website, www.ntl.com/investors.

The replay will be available for one week beginning approximately two hours after the end of the call until August 11, 2004.  The dial-in number is as follows: US Replay Dial-in Number: +1 334 323 6222 and the International Replay Dial-in Number is +44 (0)20 8288 4459. Conference ID: 968232.

RESIDENTIAL OPERATING STATISTICS AS OF JUNE 30, 2004

(subscriber totals in 000s)	UK	Ireland (1)	Total

Homes Marketable (2)
Telco – On Net	7,579.1	23.0	7,602.1
ATV	7,798.0	468.9	8,266.9
DTV	7,308.0	403.0	7,711.0
Broadband	6,752.4	28.1	6,780.5

Customers
Single RGU	867.0	317.9	1,184.9
Dual RGU	1,451.0	6.3	1,457.3
Triple RGU	663.5	0.0	663.5
Total	2,981.5	324.2	3,305.7

Telephone Customers	2,593.1	2.2	2,595.3

Television Customers
DTV – Cable	1,408.7	65.2	1,473.9
ATV – Cable & Master Antenna Television	661.9	259.0	920.9
Total	2,070.6	324.2	2,394.8

Internet
Dial-Up (metered – active last 30 days) (5)	63.0	0.0	63.0
Dial-Up (unmetered – active last 30 days) (5)	219.8	1.6	221.4
DTV Access	10.5	0.0	10.5
Broadband	1,088.9	4.1	1,093.0
Broadband 60 day free trial offer	6.8	0.0	6.8
Total	1,389.0	5.7	1,394.7

RGUs (3)
Telephone	2,593.1	2.2	2,595.3
Television	2,070.6	324.2	2,394.8
Broadband Internet	1,088.9	4.1	1093.0
Total	5,752.6	330.5	6083.1

RGUs/Customer	1.93	1.02	1.84

Penetration (4)
Telephone	34.2%	9.6%	34.1%
Television	26.6%	69.1%	29.0%
Broadband Internet	16.2%	14.6%	16.2%
Customer	38.2%	69.1%	40.0%

Customer/RGU Movement
Opening Customers (at March 31, 2004)	2,923.2	324.0	3,247.2
Data cleanse (5)	(2.2)	0.0	(2.2)
Opening customers post data cleanse	2,921.0	324.0	3,245.0
Gross Adds	166.5	6.2	172.7
Disconnects	(106.0)	(6.0)	(112.0)
Closing Customers (at June 30, 2004)	2,981.5	324.2	3,305.7

Quarterly Customer Adds	60.5	0.2	60.7
Quarterly RGU Adds	115.7	0.3	116.0
% Customer Churn (6)	1.2%	0.7%	1.1%

Off-Net Telephony
Telephone	8.1	1.1	9.2
Telephone and Internet	92.5	0.7	93.2
Total	100.6	1.8	102.4

(1)         ntl: Ireland also offers MMDS services to 70,000 marketable homes and had approximately 17,000 digital MMDS customers at June 30, 2004.

(2)         Homes marketable refer to the number of homes within our service area that can potentially be served by our network with minimal connection costs.  Q2 04 homes marketable for telephone and television include a 70,000 data cleanse adjustment while broadband marketable homes include a 20,000 data cleanse reduction.

(3)         Telephone, television and broadband internet subscribers directly connected to our network count as one RGU. As such, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services at a reduced rate in connection with incentive offers.  The 6,800 60 day free trial broadband customers are excluded from the RGU numbers.

(4)         Penetration rate measures the number of subscribers for our services divided by the number of marketable homes that our services pass.

(5)         Data cleanse activity, as part of the harmonisation of billing systems, resulted in a reduction of recorded customers by approximately 2,200 and an increase in RGUs of approximately 800. The data cleanse increased total broadband customers by 200, reduced total telephony customers by 400 and increased total television customers by 1,000. In addition, the data cleanse activity reduced dial-up internet customers by approximately 20,000. We anticipate that there may be similar adjustments to customer and RGU numbers as the data cleanse progresses during the course of this year.

(6)         Monthly customer churn is calculated by taking the total disconnects during the month and dividing them by the average number of customers during the month.  Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter.